Exhibit 99(a)(1)(E)
Lime Energy Co.
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 28, 2009

To:	Lime Energy Co.

From:

Employee Name
     I previously received the Offer to Exchange dated January 28, 2009.
     I signed and returned the Election Form, thereby electing to exchange one or more of my Eligible Options for Replacement Options. I now wish to withdraw one or more of my tendered Eligible Options from the Offer. I understand that by signing this Notice of Withdrawal and delivering it pursuant to the procedure described in Section 5 of the Offer to Exchange and the instructions provided along with this form, I will be withdrawing my election with respect to only those Eligible Options listed in the attached Annex A. I have indicated my instructions to withdraw by signing my initials in the “Withdraw” column. I understand that, alternatively, I may reject the Offer with respect to all of my Eligible Options by checking the appropriate box in Annex A.
     By withdrawing my election, I understand that I will not receive any Replacement Options for, and will continue to hold, the options withdrawn from the Offer, which will continue to be governed by the terms and conditions of the applicable existing stock option agreement(s) between Lime and me.
     I understand that if I wish to change this withdrawal of my tendered Eligible Options and once again accept the Offer for any options that I have withdrawn, I must submit a new Election Form prior to expiration of the Offer.
Instructions to Notice of Withdrawal — page 1 of 2

LIME ENERGY CO.
NOTICE OF WITHDRAWAL
OF OPTIONS PREVIOUSLY TENDERED FOR EXCHANGE
PURSUANT TO THE OFFER TO EXCHANGE DATED JANUARY 28, 2009
ANNEX A
IMPORTANT: If you wish to withdraw all of the Eligible Options you previously elected to exchange, please check the first box below. If you wish to specify the individual Eligible Options that you are withdrawing from the Offer, please check the second box below and list each of the Eligible Options that you wish to withdraw. Please write your initials next to each “Withdraw” entry.
☐ I want to withdraw all of the Eligible Options I previously elected to exchange in the Offer. I understand that any previous elections I made will be considered void. I will retain my current stock options with their current terms and conditions.
☐ I want to withdraw from participation in the Offer only those Eligible Options that I have indicated below. I understand that, with respect to the Eligible Options I am withdrawing, any previous elections I made will be considered void, and I will retain my current stock options with their current terms and conditions. I understand that those Eligible Options I have not indicated for withdrawal below will continue to participate in the Offer.

ELIGIBLE OPTIONS			WITHDRAW
Grant Date	Outstanding Shares	Original Exercise Price	Initials

I have completed and signed this Notice of Withdrawal exactly as my name appears on my original Election Form.

Employee Signature	Date and Time

Employee Name Printed	Lime Office in Which Employed

Daytime Telephone Number	E-mail Address
Instructions to Notice of Withdrawal — page 2 of 2